Exhibit 10.23

THIS AGREEMENT IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF AUGUST 6, 2004, BY AND AMONG BANK OF AMERICA, N.A., VANTAGEPOINT VENTURE PARTNERS IV, L.P., AND VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.

REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT, dated as of August 6, 2004 (this “Agreement”), is entered into by and between Aviza Technology, Inc., a Delaware corporation (“Obligor”), VantagePoint Venture Partners IV, L.P., a Delaware limited partnership and VantagePoint Venture Partners IV (Q), L.P., a Delaware limited partnership (collectively, the “Guarantors” and each a “Guarantor”) and VantagePoint Venture Partners IV (Q), L.P., a Delaware limited partnership, as the administrative agent for the Guarantors (“Agent”).

RECITALS

A.            Reference is made to that certain Credit Agreement, dated as of August 6, 2004 (as amended and in effect from time to time, the “Credit Facility”), by and between Bank of America, N.A. (“Bank”) and Obligor.  It is a condition precedent to the extension of Loans under the Credit Facility that Guarantors provide a guaranty of the Loans to be borrowed under the Credit Facility.

B.            Obligor has requested that Guarantors enter into that certain Continuing Guaranty, dated as of August 6, 2004 (as amended and in effect from time to time, the “Credit Guaranty”), to be executed by each of the Guarantors for the benefit of Bank, pursuant to which the Guarantors will guarantee up to Twenty Million Dollars ($20,000,000) in principal amount of Loans under the Credit Facility.

C.            In order to induce Guarantors to enter into the Credit Guaranty, (i) Obligor has agreed to enter into this Agreement with Guarantors, (ii) Aviza Technology International, Inc., a Delaware corporation (together with any other Subsidiary that executes a Subsidiary Joinder pursuant to Section 4(a)(iv), the “Subsidiary Guarantors” and each a “Subsidiary Guarantor”) has agreed to enter into a Subsidiary Guaranty (as amended and in effect from time to time, the “Subsidiary Guaranty”) to guaranty Obligor’s obligations to Guarantors under this Agreement and (iii) Obligor and the other Grantors (as defined in the Security Agreement) have agreed to enter into a Security Agreement, dated as of the date hereof (as amended and in effect from time to time, the “Security Agreement”), to secure their respective obligations under this Agreement and the Subsidiary Guaranty.

D.            Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings set forth in Section 6 hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Obligor hereby agrees with Guarantors and Agent as follows:

1.             Reimbursement.  (a)  If Guarantors shall at any time or from time to time be required to make any payment (i) under the Credit Guaranty for any Drawn Amounts, or (ii) in payment of a Guaranty Expense Amount, then Agent, at the direction of Required Guarantors, may give Obligor written notice of any such payments and Obligor shall, if not prohibited under the terms of the Credit Facility, reimburse Agent within two (2) business days of receipt of such written notice an amount equal to such Drawn Amounts and/or Guaranty Expense Amount, as applicable.

(b)           Obligor’s Obligations hereunder are absolute, unconditional and irrevocable and shall not be reduced by any set-off or any event or occurrence including any action or inaction by Agent or Guarantors or any other party or by any unenforceability of the Credit Facility. Any Obligations not paid when due shall bear interest a rate per annum of 10%.

(c)           All payments by Obligor shall be made to Agent for the account of all of the Guarantors and shall be made in immediately available funds, no later than 1:00 p.m. (California time) on the date specified herein.  Any payment received by Agent later than 1:00 p.m. (California time), shall be deemed to have been received on the following business day and any applicable interest shall continue to accrue until such following business day.

(d)           Except as otherwise provided in this Agreement, aggregate payments made pursuant to this Section 1 shall be apportioned ratably among the Guarantors and payments of Guaranty Expense Amounts (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Guarantors.  All payments shall be remitted to Agent and all such payments and all proceeds of Collateral received by Agent, shall be applied as follows:

(i)            first, to pay any Guaranty Expense Amounts then due to Agent under the Transaction Documents, until paid in full;

(ii)           second, to pay any Guaranty Expense Amount then due to the Guarantors under the Transaction Documents, on a ratable basis, until paid in full;

(iii)          third, to pay any interest due in respect of Drawn Amounts to the Guarantors under this Agreement, on a ratable basis, until paid in full; and

(iv)          fourth, to pay any Drawn Amounts then due to the Guarantors under this Agreement, on a ratable basis, until paid in full.

Except as otherwise provided in this Agreement, rights, interests and obligations of each Guarantor under this Agreement and related Transaction Documents, including security interests in the Collateral under the Security Agreement, shall be shared by each Guarantor in the ratio of (a) the aggregate Drawn Amount paid by such Guarantor to Bank pursuant to the Credit Guaranty to (b) the aggregate Drawn Amounts paid by all Guarantors to Bank pursuant to the Credit Guaranty; and if no Drawn Amounts have been paid to Bank, then the ratio of (y) a Guarantor’s Guaranty Commitment to (z) the aggregate Guaranty Commitments of all

Guarantors.  Any reference in this Agreement to an allocation between or sharing by Guarantors of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to this ratio.

2.             Representations and Warranties of Obligor.  Obligor represents and warrants to Agent and Guarantors that:

(a)  Due Incorporation, Qualification, etc.  Obligor (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the corporate power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Obligor.

(b)           Authority.  The execution, delivery and performance by Obligor of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby (i) are within the corporate power and authority of Obligor and (ii) have been duly authorized by all necessary corporate actions on the part of Obligor.

(c)  Enforceability.  This Agreement and the other Transaction Documents to which Obligor is a party has been duly executed and delivered by Obligor and constitutes, or will constitute, a legal, valid and binding obligation of Obligor, enforceable against Obligor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)  Non-Contravention.  The execution and delivery by Obligor of this Agreement and the other Transaction Documents and the performance and consummation of the transactions contemplated hereby do not and will not (i) violate the articles or certificate of incorporation or bylaws of Obligor or any material judgment, order, writ, decree, statute, rule or regulation applicable to Obligor; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which Obligor is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of Obligor (other than those in favor of Agent) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to Obligor, its business or operations, or any of its assets or properties.

(e)  Approvals.  Other than those already obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person (including, without limitation, the shareholders of Obligor) is required in connection with the execution and delivery of this Agreement and the other Transaction Documents and the performance and consummation of the transactions contemplated hereby and thereby.

(f)  Subsidiaries, etc.  Except as set forth in Schedule 1 attached hereto (setting forth the jurisdiction of incorporation or formation and percentage ownership of each shareholder), Obligor has no direct or indirect Subsidiaries, is not a partner in any partnership, a member of any limited liability company or a joint venturer in any joint venture.

3.             Deliveries.  Simultaneously with the execution and delivery of this Agreement, the following shall occur:

(a)  Obligor and each Subsidiary Guarantor shall have executed and delivered to Agent the Security Agreement;

(b)  Each Subsidiary Guarantor shall have executed and delivered to Agent the Subsidiary Guaranty;

(c)  Obligor and each Subsidiary Guarantor shall have executed and delivered each instrument, agreement and other document as Agent shall have reasonably requested to perfect its security interest and the priority thereof;

(d)  Obligor shall have delivered to Agent a copy, certified by an officer of Obligor, of the resolutions of Obligor’s board of directors (which shall include the approval of the disinterested members of Obligor’s board of directors) authorizing the Transaction Documents to which it is a party;

(e)  Each Subsidiary Guarantor shall have delivered to Agent a copy, certified by an officer of such Subsidiary Guarantor, of the resolutions of such Subsidiary Guarantor’s board of directors (which shall include the approval of the disinterested members of such Subsidiary Guarantor’s board of directors) authorizing the Transaction Documents to which it is a party; and

(f)  Agent shall have received a copy of the Credit Facility, executed by Obligor and the Bank.

To the extent any of the foregoing shall not have occurred upon the execution and delivery of this Agreement, Obligor agrees (as a covenant and not merely as a condition) to promptly accomplish the same.

4.             Covenants of Obligor.

(a)  Obligor agrees:

(i)            To timely perform all of its obligations to Bank under the Credit Facility;

(ii)           To give Agent prompt notice of any payment default by Obligor under the Credit Facility and to use its commercially reasonable best efforts to cure any such default within the time periods permitted;

(iii)          Obligor will cause each of its Subsidiaries (other than Foreign Subsidiaries) hereafter formed or acquired, to execute and deliver to Agent a Subsidiary Joinder in the form of Attachment 1 to the Subsidiary Guaranty, to cause such Subsidiary to become a Subsidiary Guarantor under the Subsidiary Guaranty and a Grantor under the Security Agreement.  Obligor and such Subsidiary shall fully cooperate with Agent and perform all additional acts requested by Agent to effect the purposes of this Section 4(a)(iv), including without limitation, execution and delivery of agreements, instruments, UCC financing statements, documents, and certificates all in form and substance reasonably satisfactory to Agent.

(iv)          Promptly upon the occurrence thereof, to provide written notice to Agent of the occurrence of any Event of Default hereunder.

(b)  Until indefeasible payment in full of the Obligations (other than inchoate indemnity obligations) and the termination of the Credit Guaranty, Obligor agrees that without the prior written consent of Agent, Obligor shall, and shall cause each of its Subsidiaries to, comply with the covenants set forth in

Sections 7.9, 7.10, 7.12 through 7.15 and 7.18 of the Credit Facility, each of which is hereby incorporated by reference as though fully set forth herein.

5.             Default and Remedies.  Obligor shall be in default under this Agreement upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)  Obligor shall default with respect to any payment obligation hereunder; or

(b)  Any representation or warranty made by Obligor in this Agreement, any Transaction Document or in the Credit Facility, or as an inducement to any of the Guarantors to enter into the Credit Guaranty, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(c)  Obligor or any Subsidiaries shall fail to observe or perform any provision of Section 4 of this Agreement.

(d)  Obligor or any of its Subsidiaries shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Transaction Documents (other than those specified in Section 5(a) and Section 5(c)) and (i) such failure shall continue for fifteen (15) days, or (ii) if such failure is not curable within such fifteen (15) day period, but is reasonably capable of cure within thirty (30) days, either (A) such failure shall continue for thirty (30) days or (B) Obligor or any such Subsidiary shall not have commenced a cure in a manner reasonably satisfactory to Agent within the initial fifteen (15) day period; or

(e)  Obligor or any of its Subsidiaries shall default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of Indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders of such Indebtedness thereof to cause, Indebtedness in an aggregate amount for all such collective defaults of Two Hundred Fifty Thousand Dollars ($250,000) or more to become due prior to its stated date of maturity; or

(f)  Obligor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(g)  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Obligor or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Obligor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

(h)  A final judgment or order for the payment of money in excess of One Hundred Dollars ($100,000) shall be rendered against Obligor or any of its Subsidiaries and the same shall remain undischarged for a period of ten (10) days after it is due during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Obligor or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within fifteen (15) days after issue or levy.

Upon the occurrence and during the continuance of any such Event of Default, Agent shall have all of the rights set forth under this Agreement, the other Transaction Documents and under applicable law. Upon the occurrence and during the continuance of any Event of Default under this Agreement at which time no demand has been made under the Credit Guaranty, Agent shall have the right, at the direction of the Required Guarantors, by written notice to Obligor, to require Obligor to post cash collateral in an amount equal to the maximum amount which may be demanded under the Credit Guaranty, in which case Obligor shall execute all such documentation as Agent may reasonably request to perfect Agent’s security interest in such cash collateral.

6.             Definitions.  As used in this Agreement, the following capitalized terms have the following meanings:

(a)  “Additional Guarantors” has the meaning given in Section 4(d) hereof.

(b)  “Affiliate,” with respect to any Person, means (i) any director or officer of such Person, (ii) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and (iii) any Person beneficially owning or holding 5% or more of any class of voting securities of such Person or any corporation of which such Person beneficially owns or holds, in the aggregate, 5% or more of any class of voting securities The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  The term “Affiliate,” when used herein without reference to any Person, shall mean an Affiliate of Obligor.

(c)  “Collateral” has the meaning given to such term in the Security Agreement.

(d)  “Dollar” and “$” means lawful money of the United States.

(e)  “Drawn Amount” means any amount required to be paid by a Guarantor under the Credit Guaranty upon a request for payment by Bank.

(f)  “Equity Securities” of any Person shall mean (i) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (ii) all warrants, options and other rights to acquire any of the foregoing.

(g)  “Event of Default” has the meaning given in Section 5 hereof.

(h)  “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

(i)  “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

(j)  “Guaranty Commitment” means with respect to each Guarantor, the amount set forth on Schedule 2 hereto as the maximum principal amount of such Guarantor’s Guaranty.

(k)  “Guaranty Expense Amount” means any costs or expenses (other than Drawn Amounts) payable by Agent or Guarantors or their affiliates in connection with the Credit Guaranty whether under the Credit Facility or otherwise, including without limitation, fees for the issuance or enforcement or collection of the Credit Guaranty, and reasonable attorneys fees and costs (including the fees of attorneys employed by Guarantors), incurred by Agent or Guarantors in connection with the demand related to a payment under any of the Credit Guaranty or in connection with the enforcement, collection of, or attempted collection or enforcement of any of the obligations of Obligor which are not performed as and when required by this Agreement.

(l)  “Indebtedness” shall mean and include the aggregate amount of, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit and similar surety instruments; and (vii) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (vi) above.

(m)  “Loans” means extensions of credit under the Credit Facility.

(n)  “Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of Obligor; (ii) the ability of Obligor to pay or perform the Obligations in accordance with the terms of this Agreement and the other Transaction Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (iii) the rights and remedies of Agent and the Guarantors under this Agreement, the other Transaction Documents or any related document, instrument or agreement.

(o)  “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, arising in connection with this Reimbursement Agreement or the other Transaction Documents and the issuance of, maintenance of or payment by Guarantors under their respective Credit Guaranty, owed by Obligor to Guarantors of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by each Obligor hereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(p)  “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(q)  “Required Guarantors” shall mean, as of any date, Guarantors that have paid to Bank more than fifty percent (50%) of the aggregate Drawn Amounts, and if no Drawn Amounts are outstanding, the Guarantors whose aggregate Guaranty Commitment constitutes more than fifty percent (50%) of the aggregate Guaranty Commitments of all Guarantors.

(r)  “Subsidiary” shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by Obligor, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by Obligor, (c) any other entity included in the financial statements of Obligor on a consolidated basis.

(s)  “Subsidiary Guarantor” has the meaning given to that term in the Recitals.

(t)  “Transaction Documents” shall mean this Agreement, the Security Agreement, the Subsidiary Guaranty and all other agreements or documents executed in connection therewith.

7.             Agent.

(a)  Appointment and Authorization of Agent.  Each Guarantor hereby designates and appoints VantagePoint Venture Partners IV (Q), L. P. as its representative and agent under this Agreement and the other Transaction Documents and each Guarantor hereby irrevocably authorizes Agent, or any successor Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto

(b)  Delegation of Duties.  Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to request and act in reliance upon the advise of counsel concerning all matters pertaining to its duties hereunder and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance therewith.

(c)  Liability of Agent.  Neither Agent nor any of its directors, officers, members, partners or employees shall be liable or responsible to any Guarantor or to Obligor for any action taken or omitted to be taken by Agent or any other such person hereunder or under any related agreement, instrument or document, except in the case of gross negligence or willful misconduct on the part of the Agent or any other such person, nor shall the Agent or any of its directors, officers, members, partners or employees be liable or responsible for (i) the validity, effectiveness, sufficiency, enforceability or enforcement of the Transaction Documents, or any instrument or document delivered hereunder or relating hereto; (ii) the title of Obligor or any Subsidiary Guarantor to any of the Collateral or the freedom of any of the Collateral from any prior or other liens or security interests; (iii) the determination, verification or enforcement of Obligor’s or any Subsidiary Guarantor’s compliance with any of the terms and conditions of the Transaction Documents; (iv) the failure by Obligor or any Subsidiary Guarantor to deliver any instrument or document required to be delivered pursuant to the terms hereof or any Transaction Document; or (v) the receipt, disbursement, waiver, extension or other handling of payments or proceeds made or received with respect to the Collateral, the servicing of the Collateral or the enforcement or the collection of any amounts owing with respect to the Collateral.

(d)  Expenses of Agent.  In the case of the Transaction Documents and the transactions contemplated thereto and any related document relating to any of the Collateral, each Guarantor agrees to pay to Agent, on demand, its ratable share of all fees and all expenses incurred in connection with the operation and enforcement of the Transaction Documents or any related agreement to the extent that such fees or expenses have not been paid by Obligor or any Subsidiary Guarantor.  In the case of the Transaction Documents and each instrument and document relating to any of the Collateral, each Guarantor, the Obligor and each Subsidiary Guarantor hereby agrees to hold Agent and all of its directors, officers, members, partners or employees harmless, and to indemnify Agent and all of its directors, officers, members, partners or employees from and against any and all loss, damage, expense or liability which may be incurred by Agent under the Transaction Documents and the transactions contemplated thereto and any related agreement or other instrument or document, as the case may be, unless such liability shall be caused by the willful misconduct or gross negligence of Agent or any of its directors, officers, members, partners or employees.

(e)  Successor Agent.  Agent may resign as Agent upon 30 days notice to the Guarantors.  If Agent resigns under this Agreement, the Required Guarantors shall appoint a successor Agent for the Guarantors.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Guarantors, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Guarantors may agree in writing to remove and replace Agent with a successor Agent from among the Guarantors.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Guarantors shall perform all of the duties of Agent hereunder until such time, if any, as the Guarantors appoint a successor Agent as provided for above.

(f)  Concerning the Collateral and Related Transaction Documents.  Each of the Guarantors authorizes and directs Agent to enter into this Agreement and the other Transaction Documents relating to the Collateral, for the benefit of the Guarantors.  Each of the Guarantors agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Transaction Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Guarantors.

8.             Miscellaneous.

(a)  Notices.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Obligor, Agent or Guarantors under this Agreement shall be in writing and delivered by facsimile, hand delivery, overnight courier service or certified mail, return receipt requested, to each party at the address set forth below (or to such other address most recently provided by such party to the other party).  All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.

Agent/Guarantors:

1001 Bayhill Drive

Suite 100

San Bruno, CA 94066

Attention: Geoff Fletcher
Telephone: 650-866-3100
Facsimile: 650-869-6078

Obligor/Subsidiary Guarantor:	440 Kings Village Road
Scotts Valley, CA 95066

Attention:  Chief Financial Officer

Telephone: (831) 439-6360

Facsimile: (831) 439-6329

(b)  Nonwaiver.  No failure or delay on Agent’s or any Guarantor’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)  Amendments and Waivers.  This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Obligor and Required Guarantors.  Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)  Assignments.  This Agreement shall be binding upon and inure to the benefit of Agent, Guarantors and Obligor and their respective successors and assigns; provided, however, that Obligor may not assign or delegate rights and obligations hereunder without the prior written consent of Required Guarantors.

(e)  Cumulative Rights, etc.  The rights, powers and remedies of Agent and Guarantors under this Agreement shall be in addition to all rights, powers and remedies given to Agent and Guarantors by virtue of any applicable law, rule or regulation of any governmental authority or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Agent’s or Guarantor’s rights hereunder.

(f)  Partial Invalidity.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(g)  Expenses.  Each Obligor shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Agent and Guarantors in connection with any enforcement or attempt to enforce any of the obligations of any Obligor which are not performed as and when required by this Agreement.

(h)  Entire Agreement.  This Agreement and the other Transaction Documents constitutes and contains the entire agreement of Obligor and Agent and Guarantors with respect to the subject matter hereof and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(i)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

(j)  Jury Trial.  OBLIGOR, AGENT AND EACH GUARANTOR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Aviza Technology, Inc., as Obligor

		By:	/s/ Patrick C. O’Connor
		Name:	Patrick C. O’Connor
		Title:	Chief Financial Officer

AGREED & ACCEPTED:

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P., as Agent and a Guarantor

By: VantagePoint Venture Associates IV, L.L.C.

By:	/s/ Alan E. Salzman
	Alan E. Salzman	, Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P., as a Guarantor

By: VantagePoint Venture Associates IV, L.L.C.

By:	/s/ Alan E. Salzman
	Alan E. Salzman	, Managing Member

Signature Page to Reimbursement Agreement